Exhibit 10.4

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of August 10, 2015, by and between HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated July 6, 2015 (the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 27,532 rentable square feet (the “Premises”) described as Suite No. 600 on the sixth floor of the building commonly known as 333 Twin Dolphin located at 333 Twin Dolphin Drive, Redwood City, California.

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Amendment.  Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1.	Over-Allowance Amount. Section 2.6.2 of Exhibit B to the Lease is hereby amended and restated as follows:

“2.6.2 Over-Allowance Amount.  If the Construction Pricing Proposal exceeds the Allowance, then Tenant shall deliver to Landlord cash in the amount of such excess (for purposes of this Exhibit B, the “Over-Allowance Amount”) in two installments:  (i) fifty percent (50%) concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal (the “Initial Payment”), and (ii) fifty percent (50%) upon the earlier of (A) 45 days after the date of commencement of construction of the Tenant Improvement Work, or (B) the first date on which Landlord has disbursed the entire Initial Payment in accordance with the provisions hereof.  The Over-Allowance Amount shall be disbursed by Landlord pursuant to the same procedure as the Allowance; provided, however, that any portion of the Over-Allowance Amount held by Landlord shall be disbursed by Landlord before the Allowance.  If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Approved Additional Programming Information or the Approved Architectural Drawings, or Tenant disapproves any Engineering Drawings that satisfy the Engineering Requirements, or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord within 10 business days after Landlord’s request following such increase in the Construction Pricing Proposal.”

1.2.	Address of Landlord. The address of Landlord set forth in Section 1.11 of the Lease is hereby amended and restated as the following:

Hudson 333 Twin Dolphin Plaza

c/o Hudson Pacific Properties

950 Tower Lane, Suite 1800

Foster City, California  94404

Attn:  Building manager

with copies to:

Hudson 333 Twin Dolphin Plaza

c/o Hudson Pacific Properties

950 Tower Lane, Suite 1800

Foster City, California  94404

Attn:  Managing Counsel

and:

Hudson 333 Twin Dolphin Plaza

c/o Hudson Pacific Properties

11601 Wilshire Boulevard, Sixth Floor

Los Angeles, California 90025

Attn:  Lease Administration

2.	Miscellaneous.

2.1.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

2.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

2.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

2.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

2.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

2.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ Arthur X. Suazo
	Name:	Arthur X. Suazo
	Title:	Executive Vice President
TENANT:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chief Executive
[chairman][president][vice-president]

By:
Name:
Title:
[secretary][assistant secretary][chief financial officer][assistant treasurer]

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